ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                      Three Months
                                         Ended
                                       March 31                      Twelve Months Ended December 31
                                       ---------   -----------------------------------------------------------------
                                         2000        1999          1998          1997          1996          1995
                                       ---------   ---------    ---------      ---------     ---------     ---------
Earnings:
 Net Income ........................   $  32,775   $ 128,437(a)  $ 255,247     $ 251,493     $ 243,471     $ 239,570
 Income taxes (1) ..................      24,942      65,373       159,456       153,324       132,961       141,267
 Fixed Charges .....................      45,409     184,327       188,568       195,055       203,855       214,768
                                       ---------   ---------     ---------     ---------     ---------     ---------
    Total ..........................   $ 103,126   $ 378,137     $ 603,271     $ 599,872     $ 580,287     $ 595,605
                                       =========   =========     =========     =========     =========     =========
Fixed Charges:
 Interest expense ..................   $  34,605   $ 140,948     $ 144,695     $ 150,335     $ 158,287     $ 168,175
 Amortization of debt discount,
   premium and expense .............       1,893       7,323         7,580         7,791         8,176         8,622
 Estimated interest portion of
   annual rents (2) ................       8,911      36,056        36,293        36,929        37,392        37,971
                                       ---------   ---------     ---------     ---------     ---------     ---------
    Total ..........................   $  45,409   $ 184,327     $ 188,568     $ 195,055     $ 203,855     $ 214,768
                                       =========   =========     =========     =========     =========     =========
Ratio of Earnings to Fixed Charges
 (rounded down) ....................        2.27        2.05          3.19          3.07          2.84          2.77
                                       =========   =========     =========     =========     =========     =========
(1) Income Taxes:
    Charged to operations ..........   $  24,267   $ 192,015     $ 192,207     $ 184,737     $ 178,513     $ 178,865
    Income Tax Benefit-
      Disallowance(b) ..............         N/A     (94,115)          N/A           N/A           N/A           N/A
    Charged (credited) to other
      accounts .....................         675     (32,527)      (32,751)      (31,413)      (45,552)      (37,598)
                                       ---------   ---------     ---------     ---------     ---------     ---------
    Total ..........................   $  24,942   $  65,373     $ 159,456     $ 153,324     $ 132,961     $ 141,267
                                       =========   =========     =========     =========     =========     =========
(2) Estimated interest portion of
    Unit 2 lease payments included
    in estimated interest portion
    of annual rentals ..............   $   8,336   $  33,878     $  34,315     $  34,720     $  35,083     $  35,422
                                       =========   =========     =========     =========     =========     =========

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(a)  Net Income for twelve months ended December 1999 reflects an after-tax extraordinary charge of $140 million for a regulatory disallowance.
(b) Income taxes reported on the Company's income statement are shown excluding the effects of the regulatory disallowance.